PHILLIPS EDISON GROCERY CENTER REIT I, INC.
EXECUTIVE SEVERANCE AND CHANGE IN CONTROL PLAN
1.PURPOSE OF THE PLAN
The purpose of this Executive Severance and Change in Control Plan (this “Plan”) is to encourage certain management-level employees of Phillips Edison Grocery Center REIT I, Inc. (the “Company”) and its subsidiaries to remain employed by providing severance protections in the event the Company terminates their employment under the circumstances described in this Plan.
2.    DEFINITIONS
For purposes of this Plan, the following terms will have the following meanings:
(a)    “Accrued Rights” means the Participant’s earned but unpaid annual base salary, accrued but unused vacation (to the extent the Company’s and its subsidiaries’ policies permit or require payment) and any unreimbursed business expenses properly incurred pursuant to the Company’s and its subsidiaries’ policies through the Participant’s Termination Date.
(b)    “Affiliate” means any individual or entity in any form that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with the Company. For this purpose “control,” “controlled by” and “under common control” means possession, directly or indirectly of the power to direct or cause the direction of management or policies (whether through ownership of securities or other ownership interests, by contract or otherwise).
(c)    “Annual Cash Performance Bonus” means the cash bonus, if any, paid to the Participant pursuant to the Company’s or an Affiliate’s annual cash performance bonus plan for periods following the Closing Date, and for periods prior to the Closing Date pursuant to PELP’s annual cash performance bonus plan.
(d)    “Average Cash Performance Bonus” means the average of the Annual Cash Performance Bonuses paid to the Participant for the three (3) most recent years; provided, that, if the Participant was not eligible to receive an Annual Cash Performance Bonus for at least three (3) years prior to his or her termination of employment, then (i) if the Participant was eligible to receive an Annual Cash Performance Bonus for only two (2) years prior to his or her termination of employment, the average Annual Cash Performance Bonuses for the prior two (2) years (including prior to the Closing Date); (ii) if the Participant was eligible to receive an Annual Cash Performance Bonus for only one (1) year prior to his or her termination of employment, the Annual Cash Performance Bonus paid for such year (including any such portion of the year prior to the Closing Date); and (iii) if the Participant has not been employed

US-DOCS\92069640.9

long enough to be eligible to receive an Annual Cash Performance Bonus, then the Participant’s target Annual Cash Performance Bonus for the year in which the Termination Date occurs.
(e)    “Base Salary” means the Participant’s annual base salary as in effect immediately prior to such Participant’s Termination Date (excluding the effect of any reduction that constitutes Good Reason).
(f)    “Board” means the Board of Directors of the Company.
(g)    “Cause” means the occurrence of any one (or more) of the following:
i.the Participant’s commission of any fraud, misappropriation or gross and willful misconduct which causes demonstrable injury to the Company or a subsidiary or Affiliate;
ii.    the Participant’s act of dishonesty resulting or intended to result, directly or indirectly, in gain or personal enrichment at the expense of the Company or a subsidiary or Affiliate;
iii.    the Participant’s willful and repeated failure to follow specific directives of the Board or the Chief Executive Officer to act or refrain from acting, which directives are consistent with the Participant’s position and title; or
iv.    the Participant’s conviction of, or a plea of nolo contendere with respect to, a felony or a crime involving moral turpitude.
(h)    “Change in Control” means following the Closing Date the first to occur of any of the following:
i.any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act, other than the Company or an Affiliate or a Company employee benefit plan, including any trustee of such plan acting as trustee, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing forty percent (40%) or more of the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors;
ii.    a merger, reverse merger or other business combination or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation other than an Affiliate of the Company, except for a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity

US-DOCS\92069640.9

outstanding immediately after such merger, reverse merger, business combination or consolidation;
iii.    the Incumbent Directors cease for any reason to be a majority of the members of the Board; or
iv.    a person (or group), other than an Affiliate, acquires (or has acquired, during a 12 month period), assets that have a total gross fair market value of fifty percent (50%) or more of the total gross fair market value of all assets of the Company immediately prior to such acquisition.
Notwithstanding the foregoing, any transaction involving Phillips Edison Grocery Center REIT II, Inc. or Phillips Edison Grocery Center REIT III, Inc. or any vehicle managed or sponsored by the Company or any of its subsidiaries will not be a Change in Control.
(i)    “Change in Control Date” means the date on which a Change in Control occurs.
(j)    “CiC Severance Multiple” means 2.5x for the Tier 1 Participant and 2.0x for the Tier 2 Participants.
(k)    “CiC Severance Period” means thirty (30) months for the Tier 1 Participant and twenty-four (24) months for the Tier 2 Participants.
(l)    “Closing Date” will have the meaning set forth in the Contribution Agreement.
(m)    “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
(n)    “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto, and the regulations promulgated thereunder, as in effect from time to time.
(o)    “Committee” means the committee designated by the Board and charged with administering this Plan, or if no committee is so designated, the full Board.
(p)    “Contribution Agreement” means that certain Contribution Agreement by and among the Company, Phillips Edison Grocery Center Operating Partnership I, L.P. and the other parties thereto, dated as of May 18, 2017.
(q)    “Disability” means:
i.the Participant’s absence from employment with the Company and its Affiliates due to his or her inability to engage in any substantial gainful activity by reason

US-DOCS\92069640.9

of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for at least twelve (12) continuous months; or
ii.the Participant is receiving income replacement benefits for at least three (3) months under an accident and health plan because of the Participant’s medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for at least twelve (12) continuous months.
(r)    “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor statute thereto, and the regulations promulgated thereunder as in effect from time to time.
(s)    “Excise Tax” means the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such tax.
(t)    “Good Reason” means the occurrence of any of the following events or circumstances without the Participant’s express prior written consent:
i.a material diminution in the Participant’s targeted total annual compensation (i.e., sum of Base Salary, Annual Cash Performance Bonus opportunity at target and targeted LTI Award grant date fair value);
ii.a material diminution in the Participant’s authority, duties or responsibilities;
iii.a material diminution in the authority, duties or responsibilities of the supervisor to whom the Participant is required to report;
iv.a material diminution in the budget over which the Participant retains authority; or
v.any other action or inaction that constitutes a material breach by the Company of the terms of any employment agreement to which the Participant may be a party.
Notwithstanding the foregoing, Good Reason will not exist unless (I) the Participant provides written notice of his or her intent to terminate for Good Reason no later than thirty (30) days after the event or condition purportedly giving rise to Good Reason first occurs and (II) the Company fails to cure such event or condition within thirty (30) days of receiving such notice. If the Participant has Good Reason to terminate, then he or she must terminate his or her employment within twelve (12) months of the event or condition giving rise to Good Reason.
(u)    “Incumbent Director” means each member of the Board on the Closing Date together with any director(s) elected or appointed after the Closing Date whose election or nomination for election to the Board was approved by a vote of at least a majority (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director without objection to such nomination) of the directors then still

US-DOCS\92069640.9

in office who either were directors at the Closing Date or whose election or nomination for election was previously so approved. No individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board will be an Incumbent Director.
(v)    “LTI Awards” means:
i.any awards granted under the Phillips Edison Grocery Center REIT I, Inc. Phantom Share Plan;
ii.any other equity-based awards, including OP Units (as defined in the Contribution Agreement) which vest over time; or
iii.performance based cash awards that vest over time but are not the Annual Cash Performance Bonus.
(w)    “Participation Agreement” is an agreement between an executive of the Company and the Company pursuant to which the Committee names the executive as a Participant in this Plan.
(x)    “Payment” means any payment, benefit or distribution that the Company, any of its Affiliates or any trust established by the Company or its Affiliates, makes to or for the benefit of a Participant, whether paid, payable, distributed, distributable or provided pursuant to this Plan or otherwise, including any payment, benefit or other right that constitutes a “parachute payment” within the meaning of Section 280G.
(y)    “PELP” means Phillips Edison Limited Partnership, a Delaware limited partnership.
(z)    “Protection Period” means the period commencing on the Change in Control Date and ending on the second anniversary of such Change in Control Date.
(aa)    “Section 280G” means Section 280G of the Code.
(bb)    “Section 409A” means Section 409A of the Code.
(cc)    “Severance Multiple” means 2.0x for the Tier 1 Participant and 1.5x for the Tier 2 Participants.
(dd)    “Severance Period” means twenty-four (24) months for Tier 1 Participant and eighteen (18) months for the Tier 2 Participants.
(ee)     “Tier 1 Participant” means an individual who is, at the relevant time, the Chief Executive Officer of the Company.

US-DOCS\92069640.9

(ff)    “Tier 2 Participant” means an individual who is, at the relevant time, a Participant who is not the Chief Executive Officer of the Company.
(gg)    “Termination Date” means the date on which the termination of a Participant’s employment, in accordance with the terms of this Plan, is effective.
3.    ELIGIBILITY
An executive of the Company will be eligible for participation in this Plan and considered a “Participant” only if, on his or her Termination Date, the Committee has designated him or her as a Participant and he or she has executed a Participation Agreement. A listing of Participants as of the effective date of this Plan is contained in Appendix A to this Plan. The Committee may revise the listing of Participants from time to time in its sole discretion.
4.    REGULAR SEVERANCE UPON A QUALIFYING TERMINATION
Subject to Section 6, if outside of the Protection Period either (x) the Company and its Affiliates terminate the Participant’s employment not for Cause or Disability, or (y) the Participant resigns for Good Reason, then, in addition to his or her Accrued Rights, the Participant will be entitled to the payments and benefits described in Sections 4(a), (b) and (c), below (collectively, the “Severance Benefits”) payable or beginning within 10 days following the expiration of the Release Period:
a.Cash Severance Pay. The Company will pay the Participant in a lump sum an amount equal to the product of (i) the Participant’s Severance Multiple and (ii) the sum of (A) the Participant’s Base Salary and (B) the Participant’s Average Cash Performance Bonus.
b.Benefits Continuation. If the Participant elects to receive group health insurance coverage under COBRA following the Termination Date, then the Company will provide such coverage for the Severance Period, subject to applicable law; provided, that the Participant will continue to pay the same amount of monthly premium as in effect for the Company’s other executives; provided, further, that if the Participant becomes employed with another employer during the Severance Period and is eligible to receive group health insurance coverage under such employer’s plans, the Company’s obligations under this Section 4(b) will be reduced to the extent comparable coverage is actually provided to the Participant and the Participant’s covered dependents, and the Participant will report any such coverage to the Company. Notwithstanding the foregoing, if the Company is unable to continue to cover the Participant under its group health plans or the continuation of such coverage would result in adverse tax consequences for the Participant or the Company or would result in the imposition of fines or penalties on the Company, then the Company will pay to the Participant an amount equal to the difference between the full monthly COBRA premium payment and the current monthly premium the Participant would have paid as an active employee in substantially equal monthly installments

US-DOCS\92069640.9

over the Severance Period or the remaining portion thereof (which payments will be taxable compensation to the Participant).

c.	LTI Awards.
i.The Participant’s unvested time-based LTI Awards that would have otherwise vested over the Severance Period will vest on the Termination Date and be paid in full within 10 days after the expiration of the Release Period; and
ii.The Participant will remain eligible to vest and be paid on a pro-rata portion of performance-based LTI Awards based on actual performance at the end of the performance period, with pro-ration based on the period of time elapsed between the beginning of the performance period and the Termination Date as a percentage of the full performance period.
5.    CHANGE IN CONTROL SEVERANCE UPON A QUALIFYING TERMINATION
Subject to Section 6, if during the Protection Period either (x) the Company and its Affiliates terminate the Participant’s employment not for Cause or Disability or (y) the Participant resigns for Good Reason, then, in addition to his or her Accrued Rights, the Participant will be entitled to the payments and benefits described in Sections 5(a), (b) and (c) below (collectively, the “CiC Severance Benefits”) payable or beginning within 10 days following the expiration of the Release Period:
a.Cash Severance Pay. The Company will pay the Participant in a lump sum an amount equal to the product of (i) the Participant’s CiC Severance Multiple and (ii) the sum of (A) the Participant’s Base Salary and (B) the Participant’s Average Cash Performance Bonus.
b.Benefits Continuation. If the Participant elects to receive group health insurance coverage under COBRA following the Termination Date, then the Company will provide such coverage for the CiC Severance Period, subject to applicable law; provided, that the Participant will continue to pay the same amount of monthly premium as in effect for the Company’s other executives; provided, further, that if the Participant becomes employed with another employer during the CiC Severance Period and is eligible to receive group health insurance coverage under such employer’s plans, the Company’s obligations under this Section 5(b) will be reduced to the extent comparable coverage is actually provided to the Participant and the Participant’s covered dependents, and the Participant will report any such coverage to the Company. Notwithstanding the foregoing, if the Company is unable to continue to cover the Participant under its group health plans or the continuation of such coverage would result in adverse tax consequences for the Participant or the Company or would result in the imposition of fines or penalties on the Company, then the Company will pay to the Participant an amount equal to the difference between the full monthly COBRA premium payment and the current monthly premium the Participant would have paid as an active employee in substantially equal monthly installments

US-DOCS\92069640.9

over the CiC Severance Period or the remaining portion thereof (which payments will be taxable compensation to the Participant).
c.LTI Awards.
i.Upon the Change in Control Date, the Committee will determine the number of performance-based LTI Awards that will be considered to be earned under such LTI Awards based upon the Company’s performance by pro rating the performance targets for the shortened performance period and then measuring such pro-rated targets against actual performance of the Company through the Change in Control Date. Any such earned performance-based LTI Awards will then be converted into time-based LTI Awards that will vest and be paid based on continued service through the end of the performance period that was applicable to such LTI Award prior to the Change in Control Date, subject to acceleration as provided in Section 5(c)(ii) below.
ii.The Participant’s unvested LTI Awards (including unvested time-based LTI Awards and earned but unvested performance-based LTI Awards) will vest as of the Termination Date and be paid in full within 10 days after the expiration of the Release Period.
6.    RELEASE OF CLAIMS; COMPLIANCE WITH RESTRICTIVE COVENANTS
In order for the Participant to receive the Severance Benefits under Section 4 or the CiC Severance Benefits under Section 5, the Participant must execute and deliver the Release Agreement attached to his or her Participation Agreement and such release must be effective and irrevocable on or before the 60th day following the Participant’s Termination Date (the “Release Period”). The payment of Severance Benefits or CiC Severance Benefits, as applicable, is also contingent upon the Participant’s continued compliance with any restrictive covenants set forth in the Participant’s Participation Agreement.
7.    NON-SEVERANCE TERMINATIONS
a.Termination Due to Death or Disability. Subject to the execution and non-revocation of a Release Agreement, if the Participant dies or if the Company and its Affiliates terminate a Participant’s employment due to Disability, the Participant (or in the case of death his or her legal heirs), in addition to the Accrued Rights, will be entitled to the following benefits:
i.Pro-rata portion of the participant’s Annual Cash Performance Bonus for the year of termination if the Committee determines that performance is achieved;
ii.Accelerated vesting and payment of the unvested time-based LTI Awards that would have otherwise vested and be paid during the Severance Period; and

US-DOCS\92069640.9

iii.The Participant will remain eligible to vest and be paid on a pro‐rata portion of performance-based LTI Awards based on actual performance at the end of the performance period, with pro-ration based on the period of time elapsed between the beginning of the performance period and the Termination Date as a percentage of the full performance period.
Any such Release Agreement will be executed and become irrevocable: (A) by the Participant or his or her legal representative in the case of Disability within the Release Period, and (B) by the Participant’s legal heirs in the case of death within such time as prescribed by the Company, but not later than March 1 of the calendar year following the calendar year of the Participant’s death. Payment of the benefits under this Section 7(a) will commence as soon as practicable following the effective date of the Release Agreement.
b.Termination for Cause or without Good Reason. If the Company and its Affiliates terminate the Participant’s employment for Cause or the Participant terminates his or her employment without Good Reason, the Participant will be entitled only to the Accrued Rights and not to any other compensation or benefits from the Company or any of its Affiliates under this Plan and all unvested LTI Awards will be canceled for no consideration.
8.    TAX MATTERS
a.Withholding. The Company and its subsidiaries will deduct and withhold from any amounts payable under this Plan such Federal, state, local, foreign or other taxes as are required to be withheld pursuant to any applicable law or regulation.
b.Effect of Sections 280G and 4999 of the Code. Anything in this Plan to the contrary notwithstanding, in the event that any Payment to or in respect of a Participant would be subject to the Excise Tax, then the Company will reduce the Payments, but not below zero and only to the extent that such reduction in the Payments would result in the Participant retaining a larger amount on an after-tax basis (including all Federal, state, local and other income taxes and the Excise Tax) than if the Participant received the entire amount of such Payments. The Company will reduce or eliminate the Payments in the following order: (i) the portion of the Payments that is attributable to any accelerated vesting of LTI Awards to purchase equity with a per share exercise price that is greater than the fair market value of the equity on the Change in Control Date, (ii) cash payments that do not constitute deferred compensation (within the meaning of Section 409A), (iii) acceleration of vesting in other LTI Awards and (iv) welfare or in-kind benefits, in each case in reverse order beginning with payments or benefits that are to be paid the farthest in time from the Determination (as defined below). Within thirty (30) business days after the later of the Participant’s Termination Date or the Change in Control Date and at the Company’s expense, the Company’s accounting, consulting or tax firm (the “Accounting Firm”) will make the determination of whether the Company will reduce the Payments as provided in

US-DOCS\92069640.9

this Section 8(b) and the amount of such reduction (the “Determination”). The Accounting Firm will provide detailed supporting calculations and documentation to the Company and the Participant of such Determination. Such Determination will be binding, final and conclusive upon the Participant.
c.Section 409A of the Code.
i.General. The amounts payable under this Plan are intended to be exempt from Section 409A. Notwithstanding the foregoing, to the extent applicable, this Plan will be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A.
ii.Separation from Service under Section 409A. Notwithstanding anything herein to the contrary, with respect to any amounts payable under this Plan that the Company determines constitute “nonqualified deferred compensation” within the meaning of Section 409A: (A) such termination or other similar payments and benefits hereunder will be payable to a Participant only if such Participant’s termination of employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations; (B) if the Company deems a Participant at the time of his or her separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, then to the extent delayed commencement of any portion of any termination or other similar payments and benefits to which such Participant may be entitled under this Plan (after taking into account all exclusions applicable to such payments or benefits under Section 409A) is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of such payments and benefits will not be provided to such Participant prior to the earlier of (x) the expiration of the six-month period measured from the date of the Participant’s “separation from service” with the Company and (y) the date of such Participant’s death; provided, that upon the earlier of such dates, the Company will pay in a lump sum to each Participant all payments and benefits deferred pursuant to this Section 8(c)(ii), and any remaining payments and benefits due hereunder will be provided as otherwise specified herein; and (C) the Company will make the determination of whether a Participant is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of such Participant’s separation from service in accordance with the terms of Section 409A (including, without limitation, Section 1.409A-1(i) of the Department of Treasury Regulations and any successor provision thereto).
9.    MISCELLANEOUS
a.Duration; Termination; Amendment; Modification. This Plan will become effective on the date it is adopted by the Board and will continue, subject to amendment, until the Board terminates it. The Board may terminate or amend the Plan except that (i) the Board must provide six (6) months’ prior written notice to affected Participants for any termination of the Plan or amendment that would materially and adversely affect the rights of such

US-DOCS\92069640.9

Participants, (ii) no termination or amendment will materially and adversely affect the rights of any Participant whose employment terminated prior to the date of such amendment or termination, and (iii) a Participant’s right to receive payments or benefits with respect to a termination occurring in connection with or within twelve (12) months following a Change in Control will not be adversely affected by an amendment or termination of the Plan that is made within six (6) months before or twelve (12) months after the Change in Control Date. A Participant who is removed from participation in the Plan will no longer be subject to any post-employment non-compete or non-solicitation covenants.
b.No Waiver. The failure of the Company or a Participant to insist upon strict adherence to any term of this Plan on any occasion will not be considered a waiver of the Company’s or such Participant’s rights or deprive the Company or such Participant of the right thereafter to insist upon strict adherence to that term or any other term of this Plan. No failure or delay by any Participant in exercising any right or power hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or any abandonment of any steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power.
c.Severability. If any term or provision of this Plan is invalid, illegal or incapable of being enforced by any applicable law or public policy, all other conditions and provisions of this Plan will nonetheless remain in full force and effect.
d.Survival. The provisions of this Plan will survive and remain binding and enforceable, notwithstanding the expiration or termination of the Protection Period or this Plan, the termination of a Participant’s employment with the Company and its subsidiaries for any reason or any settlement of the financial rights and obligations arising from a Participant’s participation hereunder, to the extent necessary to preserve the intended benefits of such provisions.
e.Disputes.
i.Except as otherwise specifically provided herein, all disputes, controversies and claims arising between the Company and any Participant concerning the subject matter of this Plan will be settled by arbitration in accordance with the rules and procedures of the Judicial Arbitration and Mediation Services (“JAMS”) in effect at the time that the arbitration begins, to the extent not inconsistent with this Plan. The location of the arbitration will be Cincinnati, Ohio or such other place as the parties to the dispute may mutually agree. In rendering any award or ruling, the arbitrator or arbitrators will determine the rights and obligations of the parties according to the substantive and procedural laws of the State of Ohio. The arbitration will be conducted by an arbitrator selected in accordance with the aforesaid arbitration procedures. Any arbitration pursuant to this Section 9(e) will be final and binding on the parties, and judgment upon any award rendered in such arbitration may be entered in any court, Federal or state, having jurisdiction. The

US-DOCS\92069640.9

parties to any dispute will each pay their own costs and expenses (including arbitration fees and attorneys’ fees) incurred in connection with arbitration proceedings and the fees of the arbitrator will be paid in equal amounts by the parties. Nothing in this Section 9(e) will preclude the Company or any Participant from seeking temporary injunctive relief from any Federal or state court located within Cincinnati, Ohio in connection with or as a supplement to an arbitration hereunder.
ii.Without limiting the generality of Section 9(e)(i), to the extent permitted by applicable law, by participating in this Plan, each Participant irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or relating to this Plan, including any right to assert claims as a plaintiff or class member in any purported class or representative proceeding.
iii.Notwithstanding the foregoing, the Company may seek injunctive relief to enforce the restrictive covenants set forth in the Participation Agreements.
f.No Mitigation or Offset; Enforcement of this Plan. The Company’s obligation to make the payments provided for in this Plan and otherwise to perform its obligations hereunder will not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against any Participant or others. In no event will any Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Participant under any of the provisions of this Plan and, except as otherwise expressly provided for in this Plan, such amounts will not be reduced whether or not the Participant obtains other employment.
g.Relation to Other Plans. Nothing in this Plan will prevent or limit a Participant’s continuing or future participation in any plan, practice, policy or program provided by the Company or any Affiliate thereof for which the Participant may qualify, nor will anything in this Plan limit or otherwise affect any rights the Participant may have under any contract or agreement with the Company or any Affiliate thereof. Vested benefits and other amounts a Participant is otherwise entitled to receive under any incentive compensation (including any equity award agreement), deferred compensation, retirement, pension or other plan, practice, policy or program of, or any contract or agreement with, the Company or any Affiliate thereof will be payable in accordance with the terms of each such plan, practice, policy, program, contract or agreement, as the case may be. Notwithstanding the foregoing provisions of this Section 9(g), the amounts payable under this Plan to a Participant will be paid in lieu of any cash or non-cash severance benefits that such Participant is otherwise eligible to receive under any other severance plan, practice, policy or program of the Company or any Affiliate thereof or under any employment or offer letter or agreement with the Company or any Affiliate thereof. This Plan supersedes all prior or contemporaneous negotiations, commitments, agreements and writings with respect to the subject matter hereof.

US-DOCS\92069640.9

h.Successors. This Plan will bind any successor (a “Successor”) to all or substantially all of the business or assets of the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would have been obligated under this Plan if no such succession had taken place. In the case of any transaction in which a Successor would not, pursuant to the foregoing provision or by operation of law, be bound by this Plan, the Company will require such Successor expressly and unconditionally to assume and agree to perform the Company’s obligations under this Plan, in the same manner and to the same extent that the Company would have been required to perform such obligations if no such succession had taken place. The term “Company”, as used in this Plan, will mean the Company as hereinbefore defined and any Successor and any assignee to such business or assets that by reason hereof becomes bound by this Plan.
i.Governing Law. This Plan will be deemed to be made in the state of Ohio and the validity, interpretation, construction and performance of this Plan in all respects will be governed by the laws of the state of Ohio without regard to its principles of conflicts of law.
j.Headings and References. The headings of this Plan are inserted for convenience only and neither constitutes a part of this Plan nor affects in any way the meaning or interpretation of this Plan. When a reference in this Plan is made to a Section, such reference will be to a Section of this Plan unless otherwise indicated.
k.Construction. For purposes of this Plan, the words “include” and “including”, and variations thereof, will not be deemed to be terms of limitation but rather will be deemed to be followed by the words “without limitation”. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” will mean the degree to which a subject or other thing extends, and such phrase will not mean simply “if”.
l.Notices. All notices or other communications required or permitted by this Plan will be made in writing and all such notices or communications will be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:	Phillips Edison Grocery Center REIT I, Inc. 11501 Northlake Drive
Cincinnati, Ohio 45249
Attention: General Counsel

If to the Participant:	The Participant’s address as most recently supplied to the Company and set forth in the Company’s records

US-DOCS\92069640.9

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address will be effective only upon receipt.
Adopted by the Board of Directors of Phillips Edison Grocery Center REIT I, Inc. as of September 20, 2017

US-DOCS\92069640.9

APPENDIX A
PARTICIPANTS
(as of October 4, 2017)

Jeffrey Edison
Robert Myers
Devin Murphy
R. Mark Addy

US-DOCS\92069640.9